Exhibit 10.1

AMENDMENT TO FREEZE BENEFIT ACCRUALS UNDER

SALARY CONTINUATION PLAN AGREEMENT

This Amendment is adopted as of this 31st day of December, 2010, by and between Tennessee Commerce Bank and Tennessee Commerce Bancorp, Inc. (collectively, the “Employer”) and Michael R. Sapp, an individual resident of the State of Tennessee (the “Executive”).

WHEREAS, the Employer and the Executive have previously entered into a Salary Continuation Plan Agreement effective May 19, 2009 (the “Agreement”), an unfunded arrangement maintained to encourage the Executive to remain an employee of the Employer;

WHEREAS, the Agreement is designed to provide salary continuation benefits (the “Benefits”) to the Executive upon his retirement, death, or disability, payable out of the Employer’s general assets; and

WHEREAS, the Employer and the Executive have agreed to freeze the accrual of Benefits under the Agreement as of December 31, 2010;

NOW, THEREFORE, for good and valuable consideration, the adequacy of which is acknowledged by the parties hereto, the Agreement is hereby amended by adding new Section 2.11 as follows:

2.11         Freeze in Accrued Benefit.  Effective December 31, 2010, notwithstanding anything herein to the contrary, (i) no additional service or compensation will be credited under the Agreement and  (ii) accrued benefits hereunder will be frozen such that no additional benefits (including death benefits under Article 3) will be accrued under this Agreement. Such frozen accrued benefits will be paid in accordance with the terms of the Agreement in a manner consistent with section 409A of the Code.

[Signatures on Following Page]

IN WITNESS WHEREOF, the Executive and a duly authorized officer of the Employer have signed this Agreement as of the date first written above.

THE EXECUTIVE:	TENNESSEE COMMERCE BANK

/s/ Michael R. Sapp	By:	/s/ Darrel E. Reifschneider

	Its:	Director

TENNESSEE COMMERCE BANCORP, INC.

	By:	/s/ Darrel E. Reifschneider

	Its:	Director and Chairman of the Compensation Committee